STOCK PURCHASE AGREEMENT

                            DATED AS OF MAY 18, 1999

                                 BY AND BETWEEN

                           REINHOLD ENTERPRISES, INC.

                                       AND

                              KEENE CREDITORS TRUST

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT ("Purchase Agreement") is entered into as of the 18th day of May, 1999, by and between Reinhold Enterprises, Inc., an Indiana corporation ("REI"), and Keene Creditors Trust (the "Seller").

                                    RECITALS

      The Seller owns 1,020,000 Class B Common Shares of Reinhold Industries, Inc., a Delaware corporation (the "Company"). The Company is in the business of manufacturing advanced composite components and sheet molding compounds for aerospace, defense and commercial applications (the "Business").

      The authorized capital stock of the Company consists of 1,480,000 Class A Common Shares, par value $0.01 per share, and 1,020,000 Class B Common Shares, par value $0.01 per share. Simultaneously with the execution of this Purchase Agreement, REI has delivered to the Seller non-litigation agreements with certain of the Company's stockholders, all of which stockholders own Class A Common Shares.

      REI or the Qualified Designees (as defined below) desire to purchase from the Seller 997,475 Class B Common Shares of the Company (the "Shares"), and the Seller desires to sell the Shares to REI or the Qualified Designees, on the terms and conditions set forth in this Purchase Agreement.

                                    AGREEMENT

      In consideration of the foregoing and of the respective representations, warranties, covenants, and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

      As used in this Purchase Agreement, the following terms have the meanings indicated below:

      "Adverse Claim" has the meaning set forth in ss. 8-102 of the New York Uniform Commercial Code.

      "Affiliate" with respect to any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by such Person. As used in this definition, "control" (including its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies of such other Person (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise).

      "Aggregate Purchase Price" has the meaning specified in SECTION 2.03.

      "Assignment  and Assumption  Agreement"  means an agreement in the form of
EXHIBIT 1.1 hereto pursuant to which (i) a Qualified Designee becomes the assignee of the rights of REI under the Purchase Agreement (including the right to purchase a certain number of Shares), severally to the extent of the Shares purchased assumes the obligations of REI under the Purchase Agreement other than any indemnity obligations under ARTICLE XII and, to the extent applicable, severally makes the representations and warranties set forth therein as to itself and severally agrees to indemnify Seller for breaches of such representations and warranties and (ii) the Seller acknowledges such assignment and assumption and agrees to indemnify the Qualified Designee on the terms and conditions contained in this Agreement as though the Qualified Designee were an original party to this Agreement.

      "Bankruptcy Court" has the meaning specified in SECTION 5.01.

      "Business" has the meaning specified in the Recitals of this Purchase Agreement.

      "Business Day" means any day other than Saturday, Sunday, and any day on which commercial banks in New York, New York are authorized by law to be closed.

      "Claimant" has the meaning specified in SECTION 12.03.

      "Closing" has the meaning specified in SECTION 3.01.

      "Closing Date" has the meaning specified in SECTION 3.01.

      "Commission" means the United States Securities and Exchange Commission.

      "Company SEC Documents" means the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 including all exhibits thereto and the definitive proxy statement relating to the 1999 annual meeting of the stockholders of the Company.

      "Indemnification Notice" has the meaning specified in SECTION 12.03.

      "Indemnifying Party" has the meaning specified in SECTION 12.03.

      "Indemnity Loss" has the meaning specified in SECTION 12.01.

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien (statutory or other), option, charge, Adverse Claim, or sale agreement or other rights of third parties.

      "Litigation Notice" has the meaning specified in SECTION 12.03.

      "Material Adverse Effect" means a material adverse effect on the assets, operations, business or financial condition of the Company and its Subsidiary taken as a whole; provided, however, that any material adverse effect arising out of or resulting from any change in general economic conditions shall not constitute a Material Adverse Effect.

      "Nonrecourse" has the meaning specified in SECTION 13.15.

      "Per Share Price" has the meaning specified in SECTION 2.02.

      "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

      "Plan" has the meaning specified in SECTION 5.04.

      "Purchase Agreement" has the meaning specified in the Recitals of this Purchase Agreement.

      "Purchaser" means any Person purchasing Shares hereunder.

      "Qualified Designee" means Massachusetts Mutual Life Insurance Company ("Massachusetts Mutual"), any Affiliate of Massachusetts Mutual, MassMutual High Yield Partners II LLC, MassMutual Corporate Value Partners Limited, any officer or director of Hammond, Kennedy, Whitney & Company, Inc. or any Affiliate of such officer or director or any retirement or investment account or plan of such officer or director, Andrew Management IV, L.P., BJR Management, L.P., ECM Management, L.P., and any other Person designated by REI to the Seller in writing at least one Business Day prior to the Closing Date and reasonably satisfactory to the Seller that in the case of all of the foregoing (i) provides confirmation that such Person is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act and (ii) executes an Assignment and Assumption Agreement.

      "Registration Rights Agreement" means that certain Registration Rights Agreement dated July 31, 1996 between the Company and the Seller.

      "REI"  has the  meaning  specified  in the  Recitals  of  this  Purchase
Agreement.

      "REI Indemnified Persons" has the meaning specified in SECTION 12.01.

      "Securities Act" means the Securities Act of 1933, as amended, and any similar or successor Federal statute and the rules and regulations of the Commission thereunder.

      "Seller" has the meaning specified in the Recitals of the Purchase Agreement.

      "Seller's Counsel" means Hughes Hubbard & Reed, LLP.

      "Shares" has the meaning specified in the Recitals of the Purchase Agreement.

      "Subsidiary" means NP Aerospace Limited.

      "Transaction Documents" mean collectively this Purchase Agreement and the documents and agreements expressly contemplated hereby.

      "Trust Agreement" has the meaning specified in SECTION 5.01.

      "Trust Persons" has the meaning specified in SECTION 13.15.

      "Trustees" has the meaning specified in SECTION 5.01.


                                   ARTICLE II.

                                PURCHASE AND SALE

      SECTION 2.01. PURCHASE OF SHARES. Subject to the terms and conditions set forth in this Purchase Agreement, on the Closing Date, the Seller shall sell the Shares to REI or the Qualified Designees, and REI or the Qualified Designees shall purchase from the Seller the Shares.

      SECTION 2.02. PER SHARE PURCHASE PRICE. The purchase price of each Share sold to REI or the Qualified Designees, as provided for in SECTION 2.01, shall be Nine Dollars ($9.00) ("Per Share Price").

      SECTION 2.03. AGGREGATE PURCHASE PRICE. As full payment for the sale and delivery of the Shares, REI shall pay or cause the Qualified Designees to pay the aggregate amount of Eight Million Nine Hundred Seventy-Seven Thousand Two Hundred Seventy-Five Dollars ($8,977,275) to the Seller (the "Aggregate Purchase Price"), to be paid in accordance with SECTION 3.


                                  ARTICLE III.

                                     CLOSING

      SECTION 3.01. CLOSING, TIME AND PLACE. The closing (the "Closing") of the transactions contemplated herein shall take place at the offices of Hughes Hubbard & Reed LLP, New York, New York at 10:00 A. M. (Eastern Daylight Time) on May 21, 1999 (the "Closing Date") or at such other place and time as shall be mutually agreed by the Seller and REI.

      SECTION 3.02. DELIVERIES TO REI AT THE CLOSING. At the Closing and simultaneously with the deliveries to the Seller specified in SECTION 3.03, the Seller shall deliver or cause to be delivered to the Purchasers the following:

            (a) Stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed and any other documents that are necessary to transfer title from the Seller to REI or the Qualified Designees, (as directed by REI in its instructions delivered in accordance with SECTION 9.05), free and clear of Liens and Adverse Claims;

            (b) A certificate of trust existence and authority, executed by the Trustees, substantially in the form of EXHIBIT 3.02(B) attached hereto;

            (c) The certificate of the Seller specified in SECTION 10.01;

            (d) The certificate of the Seller specified in SECTION 10.02;

            (e) A receipt signed by the Trustees acknowledging delivery by the Purchasers of the items set forth in SECTION 3.03;

            (f) A legal opinion of Seller's Counsel, in form and substance as set forth in EXHIBIT 3.02(F) attached hereto;

            (g) An agreement with the Purchasers, assigning the Seller's rights with respect to the Registration Rights Agreement to the Purchasers, substantially in the form of EXHIBIT 3.02(G) attached hereto; and

            (h) An Assignment and Assumption Agreement with each Qualified Designee.

      SECTION 3.03. DELIVERIES TO THE SELLER AT THE CLOSING. At the Closing and simultaneously with the deliveries specified in SECTION 3.02, the Purchasers shall deliver or cause to be delivered to the Seller the following:

            (a) The Aggregate Purchase Price by wire transfer in immediately available federal funds to an account designated by the Seller in writing to REI two Business Days prior to the Closing Date;

            (b) The certificate of REI specified in SECTION 9.01;

            (c) The certificate of REI specified in SECTION 9.02;

            (d) A receipt signed by an authorized representative of each Purchaser acknowledging delivery by the Seller of the items set forth in
      SECTION 3.02; and

            (e) An Assignment and Assumption Agreement with each Qualified Designee.


                                   ARTICLE IV.

      [RESERVED.]

                                   ARTICLE V.

                      REPRESENTATIONS AND WARRANTIES OF THE
               SELLER WITH RESPECT TO THE SELLER AND THE SHARES

      The Seller hereby represents and warrants to REI and the Qualified Designees as follows:

      SECTION 5.01. ORGANIZATION; GOOD STANDING; QUALIFICATION; AND Power. The Seller is a duly organized, validly existing trust organized under the laws of the State of New York pursuant to an order of the United States District Court for the Southern District of New York and the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") and has all requisite power and authority and all governmental licenses, authorizations, consents and approvals necessary to own and transfer the Shares and to execute and deliver this Purchase Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions and perform its obligations contemplated hereby and thereby. A true and correct copy of the trust agreement, as amended to date, is attached to this Purchase Agreement as EXHIBIT 5.01 (the "Trust Agreement"). The names of the Seller's trustees are Richard A. Lippe, Archie R. Dykes and John J. Robbins (the "Trustees").

      SECTION 5.02. TITLE TO SHARES. The Seller has good and marketable title to the Shares, free and clear of all Liens. The Seller has full right, power and authority to sell, transfer, convey and deliver the Shares to REI and the Qualified Designees and, upon delivery of the stock certificates by the Seller to REI or the Qualified Designees and receipt by the Seller of the Aggregate Purchase Price as set forth in this Purchase Agreement, Seller shall transfer to REI, or the Qualified Designees, as the case may be, good and marketable title to the Shares free and clear of all Liens with respect thereto.

      SECTION 5.03. AUTHORITY. The execution and delivery of this Purchase Agreement and each of the other Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby by the Seller have been authorized pursuant to the Trust Agreement and all applicable laws. This Purchase Agreement constitutes and the other Transaction Documents to which the Seller is a party, upon execution and delivery thereof, shall constitute valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

      SECTION 5.04. NO CONFLICT OR VIOLATION. The execution, delivery, and performance of this Purchase Agreement and the other Transaction Documents by the Seller and the consummation of the transactions contemplated hereby and thereby do not and shall not: (a) violate the Trust Agreement of the Seller; (b) violate any provision of law or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to the Seller, including, without limitation, the Debtor's Fourth Amended Plan of Reorganization (the "Plan") filed in the Bankruptcy Court in the bankruptcy case of IN RE KEENE CORPORATION under Case No. 93-B-46090 (SMB); or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any loan agreement, mortgage, security agreement, indenture or other agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of its properties or assets is subject.

      There is no default by any party to any of the contracts, agreements and binding commitments of the Seller which could reasonably be expected to have a Material Adverse Effect or prevent the Seller from consummating the sale of Shares contemplated by this Purchase Agreement.

      SECTION 5.05. NO CONSENT. No authorization, consent, approval, exemption, or other action by or notice to or filing with any court, including but not limited to the United States District Court for the Southern District of New York and the Bankruptcy Court, or administrative or governmental body or any third party is required to permit the Seller to execute and deliver this Purchase Agreement and the other Transaction Documents, to consummate the transactions contemplated by this Purchase Agreement and the other Transaction Documents, to comply with and fulfill the terms and conditions of this Purchase Agreement and the other Transaction Documents or to convey the Shares to REI or the Qualified Designees pursuant to this Purchase Agreement.

      SECTION 5.06. COMPANY SEC DOCUMENTS. Except as set forth on SCHEDULE 5.06, to the Seller's actual knowledge, the Company SEC Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

      SECTION 5.07. BROKER'S OR FINDER'S COMMISSIONS. Except for the fee of HT Capital Advisors, LLC, which fee shall be paid by the Seller, no broker's or finder's fee or commission or investment banking fee has been or will be payable, or asserted to be payable by the Seller, the Company, the Subsidiary, REI or the Qualified Designees with respect to the issuance and sale of the Shares to REI or the Qualified Designees or the transactions contemplated by this Purchase Agreement as a result of any agreement entered into by the Seller.

      SECTION 5.08.     SECURITIES  ACT  EXEMPTION.  The sale and  delivery of
Shares to the Purchasers under the circumstances contemplated by this Purchase Agreement will be exempt from registration under the Securities Act.

      SECTION 5.09. EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS PURCHASE AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO REI OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

                                   ARTICLE VI.

                      REPRESENTATIONS AND WARRANTIES OF REI

      REI hereby represents and warrants to the Seller as follows:

      SECTION 6.01. ORGANIZATION; GOOD STANDING; QUALIFICATION; AND Power. REI is a corporation duly incorporated and validly existing under the laws of the State of Indiana. REI has all requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals to own, lease and operate its properties and to execute and deliver this Purchase Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

      SECTION 6.02. AUTHORITY. The execution and delivery of this Purchase Agreement and each of the other Transaction Documents to which REI is a party and the consummation of the transactions contemplated hereby and thereby by REI have been duly authorized by all necessary action on the part of REI. This Purchase Agreement constitutes and the other Transaction Documents to which REI is a party, upon execution and delivery thereof, will constitute valid and legally binding obligations of REI, enforceable against REI in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

      SECTION 6.03. NO CONFLICT OR VIOLATION. The execution, delivery and performance of this Purchase Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and shall not: (a) violate or conflict with the Articles of Incorporation or By-Laws of REI; (b) violate any provision of law or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to REI; or
(c) result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Lien upon any of the assets or properties of REI under, any loan agreement, mortgage, security agreement, indenture, or other agreement or instrument to which REI is a party or by which REI is bound or to which any of its properties or assets is subject or prohibit REI from consummating the purchase and sale of the Shares as contemplated hereby.

      SECTION 6.04. NO CONSENT. No authorization, consent, approval, exemption, or other action by or notice to or filing with any court or administrative or governmental body or any third party is required to permit REI to execute and deliver this Purchase Agreement and the other Transaction Documents, to consummate the transactions contemplated by this Purchase Agreement and the other Transaction Documents or to comply with and fulfill the terms and conditions of this Purchase Agreement and the other Transaction Documents to which REI is a party.

      SECTION 6.05. SECURITIES MATTERS. REI understands that the offering and sale of the Shares hereunder is intended to be exempt from the registration requirements of the Securities Act. The Shares are being acquired by REI for its own account and without a view to the public distribution of the Shares or any interest therein. REI (to the extent it purchases Shares) and each Qualified Designee will be an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act. REI is not a broker-dealer subject to Regulation T promulgated by the Board of Governors of the Federal Reserve System. REI has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and REI is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. In evaluating the suitability of an investment in the Shares, REI has relied upon the representations, warranties, covenants and agreements made by the Seller herein and on such other information regarding the Company sufficient to allow REI to make an informed decision regarding purchase of the Shares. REI has not relied upon any other representations or other information (whether oral or written and including any estimates, projections or supplemental data) made or supplied by or on behalf of Seller, the Company or any Affiliate, employee, agent or other representative of Seller or the Company other than as contemplated by this SECTION 6.05. REI acknowledges that Seller has no responsibility for any information furnished to it other than as set forth in the representations and warranties made by Seller herein. REI understands and agrees that it may not sell or dispose of any of the Shares other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act and that the Shares will bear an appropriate legend to that effect.

      SECTION 6.07. BROKERS OR FINDERS COMMISSIONS. No broker's or finder's fee or commission or investment banking fee has been or will be payable, or asserted to be payable by any of REI, the Seller, the Company, the Subsidiary or the Qualified Designees with respect to the purchase of the Shares from the Seller or the transactions contemplated by this Purchase Agreement as a result of any agreement entered into by REI.

      SECTION 6.08.     FINANCIAL   CONDITION.   REI  and/or   the   Qualified
Designees have or shall at the Closing have sufficient liquidity and financial condition to consummate the purchase of the Shares at Closing.

      SECTION 6.09. EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY REI IN THIS PURCHASE AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. REI HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR
WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.

                                  ARTICLE VII.

                             COVENANTS OF THE SELLER

      SECTION 7.01.     ACTIONS  BEFORE  THE  CLOSING  DATE.   From  the  date
hereof until the Closing Date, the Seller shall:

            (a) not take any action which would cause any representation or warranty contained in ARTICLE V hereof to become inaccurate or untrue at any time from the date hereof to the Closing Date;

            (b) afford to REI, and to the accountants, counsel, actuaries and representatives of REI, full and complete access, upon reasonable notice and during normal business hours prior to the Closing Date (or the earlier termination of this Purchase Agreement pursuant to ARTICLE XI), to all books and records relating to the Seller, the Company, the Subsidiary and the Business and make reasonable efforts, during that period and upon the preceding terms, to cause their respective Personnel, counsel, actuaries and independent accountants to make available to REI and its counsel, actuaries and representatives all information relating to the Seller, the Company, the Subsidiary and the Business which REI and its counsel, actuaries and representatives may reasonably deem necessary or desirable, provided, that such access shall not unreasonably interfere with the operation of the Company;

            (c) use commercially reasonable best efforts (subject to any conditions set forth in this Purchase Agreement) to perform and satisfy all obligations, covenants, agreements and conditions to Closing to be performed or satisfied under this Purchase Agreement by the Seller, including action necessary to obtain all consents and approvals of third parties required to be obtained by the Seller to effect the transactions contemplated by this Purchase Agreement; and

            (d) not take any action to cause the Company or the Subsidiary to operate the Business other than in the ordinary course consistent with the Company's past practices.

      SECTION 7.02. STAND STILL. So long as this Purchase Agreement is in effect and until the Closing, the Seller shall not, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations, or agreements relating to the sale or exchange of the Shares with any Person other than REI, or provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal, or transaction; provided, that if at any time prior to the Closing the Trustees determine in good faith, after consultation with their financial and legal advisors, that an unsolicited proposal relating to a sale or exchange of the Shares is superior to the transaction contemplated by this Purchase Agreement, the Trustees shall be free to enter into discussions, negotiations and agreements relating to such superior proposal. Notwithstanding the above, the Seller shall notify REI as soon as practicable following commencement of any such discussions, negotiations and agreements.

      SECTION 7.03. NOTIFICATION OF CERTAIN MATTERS. The Seller shall give prompt notice to REI of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Seller contained in this Purchase Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any failure of the Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by the Seller hereunder. The Seller shall use its commercially reasonable best efforts to remedy promptly any such failure.

      SECTION 7.04. BOARD OF DIRECTORS. Prior to the Closing, the Seller shall use its best efforts to cause the directors elected by it to resign from the Board of Directors.

      SECTION 7.05. OTHER COVENANT. The Seller shall not, prior to the third anniversary of the Closing Date: (i) sell, transfer or otherwise dispose of any of its remaining shares of the Company or (ii) purchase or otherwise acquire any shares of the Company if after such purchase or acquisition the Seller would be a "5% shareholder" of the Company within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the regulations thereunder.

      SECTION 7.06.  CLAIMS.  The Seller shall comply with its obligations under
Section 1.4 of the Trust Agreement. From and after the Closing Date, (a) the Seller shall not challenge or take any action inconsistent with (i) the validity of the Permanent Channeling Injunction (as such term is defined in the Plan),
(ii) the status of the Company or any Purchaser as a Protected Party (as such term is defined in the Plan) thereunder, or (iii) the Seller's discharge of its obligations under Section 1.4 of the Trust Agreement; (b) the Seller shall not take any action to amend Section 1.4 of the Trust Agreement or, except as otherwise required by the Trust Agreement, to terminate the Trust Agreement or the Seller; and (c) the Seller shall defend any action or claim challenging the validity of the Permanent Channeling Injunction insofar as such action or claim affects the Company; PROVIDED, HOWEVER, that if the Seller and the Company agree that it is appropriate for the Company to defend any such action or claim, the Company shall defend such action or claim and the Seller shall (x) cooperate and assist the Company in the conduct of such defense as reasonably requested by the Company, (y) reimburse the Company for the costs of such defense (including, without limitation, attorneys' fees and expenses) and (z) indemnify the Company against any expenses, costs, fees (including attorneys' fees), judgments, settlements, or other liabilities arising from or incurred in connection with such action or claim.


                                  ARTICLE VIII.

                                COVENANTS OF REI

      SECTION 8.01. ACTIONS BEFORE THE CLOSING DATE. REI shall not take any action which shall cause it to be in breach of any representation or warranty contained in this Purchase Agreement or cause it to be unable to perform in any material respect its obligations hereunder, and REI shall use commercially reasonable best efforts (subject to any conditions set forth in this Purchase Agreement) to perform and satisfy all conditions to Closing to be performed or satisfied by REI under this Purchase Agreement, including action necessary to obtain all consents and approvals of third parties required to be obtained by REI to effect the transactions contemplated by this Purchase Agreement.

      SECTION 8.02. NOTIFICATION OF CERTAIN MATTERS. REI shall give prompt notice to the Seller of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of REI contained in this Purchase Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any failure of any of REI to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by any of REI hereunder. REI shall use commercially reasonable best efforts to remedy promptly any such failure.


                                   ARTICLE IX.

              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

      The obligation of the Seller to sell the Shares to REI or the Qualified Designees on the Closing Date is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by the Seller in its sole discretion:

      SECTION 9.01. REPRESENTATIONS AND WARRANTIES OF REI. Each representation and warranty of REI contained in this Purchase Agreement and each representation and warranty made by each Qualified Designee in an Assignment and Assumption Agreement that (a) is qualified by a reference to materiality shall be true and correct in all respects as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct as of such date), (b) is not so qualified, shall be true and correct as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct as of such date) except with such exceptions in the case of this clause (b) as could not reasonably be expected to preclude REI or such Qualified Designee, as the case may be, in any material respect from consummating the transactions contemplated by this Purchase Agreement. At the Closing, the Seller will have received a certificate, dated the Closing Date and duly executed by an authorized officer of REI, to the effect that the conditions set forth in this
SECTION 9.01 have been satisfied with respect to REI.

      SECTION 9.02. PERFORMANCE OF THE OBLIGATIONS OF REI. Each covenant and agreement of REI required by this Purchase Agreement to be performed by it at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing. At the Closing, the Seller will have received a Certificate, dated the Closing Date and duly executed by an authorized officer of REI, to the effect that the conditions set forth in this
SECTION 9.02 have been satisfied.

      SECTION 9.03. NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, that declares this Purchase Agreement or any of the other Transaction Documents invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby or thereby shall be in effect, and no proceeding relating to any order shall have commenced.

      SECTION 9.04. REQUIRED APPROVALS. All consents and approvals of any governmental authority or any third party necessary to permit the consummation of the transactions contemplated by this Purchase Agreement or any of the other Transaction Documents, shall have been received.

      SECTION 9.05. INSTRUCTIONS. In the event that REI elects to designate other Persons to purchase the Shares, REI shall have delivered to the Seller at least one Business Day prior to the Closing Date written instructions setting forth the name(s) of the Qualified Designee(s) to whom Shares are to be sold at Closing and the number of shares to be sold to each such Qualified Designee and, at Closing, an Assignment and Assumption Agreement executed by each Qualified Designee.

      SECTION 9.06. RULE 14F-1 COMPLIANCE. The Company shall have filed the disclosure required by Rule 14f-1 under the Exchange Act with the Securities and Exchange Commission and sent such disclosure to all holders of record of the Company's capital stock as required by such Rule.


                                   ARTICLE X.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF REI

      The obligation of REI and the Qualified Designees to purchase, acquire, and accept the Shares from the Seller on the Closing Date is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by REI in its sole discretion:

      SECTION 10.01. REPRESENTATIONS AND WARRANTIES OF THE SELLER. Each representation and warranty of the Seller contained in this Purchase Agreement that (a) is qualified by a reference to materiality shall be true and correct in all respects as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct as of such date), (b) is not so qualified, shall be true and correct as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct as of such date) except with such exceptions in the case of clause (b) as could not reasonably be expected to preclude the Seller from consummating the transactions contemplated by this Purchase Agreement or individually or in the aggregate to have a Material Adverse Effect. At the Closing, the Purchasers will have received a certificate, dated the Closing Date and duly executed by the trustees, to the effect that the conditions set forth in this SECTION 10.01 have been satisfied.

      SECTION 10.02. PERFORMANCE OF THE OBLIGATIONS OF THE SELLER. Each covenant and agreement of the Seller required by this Purchase Agreement to be performed by it at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing. At the Closing, the Purchasers will have received a certificate, dated the Closing Date and duly executed by an authorized officer of REI, to the effect that the conditions set forth in this
SECTION 10.02 have been satisfied.

      SECTION 10.03. NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, which declares this Purchase Agreement or any of the other Transaction Documents invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby or thereby shall be in effect, and no proceeding relating to any such order shall have commenced.

      SECTION 10.04. NO MATERIAL ADVERSE CHANGE IN BUSINESS OR FINANCIAL CONDITION. Between the date hereof and the Closing, there has been no event, change or other circumstance that has resulted or is reasonably likely to result in a Material Adverse Effect.

      SECTION 10.05. BOARD OF DIRECTORS. The directors elected by the Seller shall have resigned from the Board of Directors.

      SECTION 10.06. RULE 14F-1 COMPLIANCE. The Company shall have filed the disclosure required by Rule 14f-1 under the Exchange Act with the Securities and Exchange Commission and sent such disclosure to all holders of record of the Company's capital stock as required by such Rule.


                                   ARTICLE XI

                                   TERMINATION

      SECTION 11.01.    CONDITIONS OF TERMINATION.

            (a) Notwithstanding anything to the contrary contained herein, this Purchase Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before completion of the Closing, (i) by mutual consent of the Seller and REI, or (ii) by either REI or the Seller if all conditions to Closing contained in this Purchase Agreement have been satisfied on or prior to the Closing Date (other than those set forth in SECTION 9.05 and those that by their terms are to be satisfied at the Closing), and the Closing shall not have occurred on such date, or
      (iii) by either REI or the Seller if any condition to Closing (other than those set forth in SECTION 9.05 and those that by their terms are to be satisfied at the Closing) has not been satisfied on or prior to the Closing Date, and the Closing shall not have occurred by June 3, 1999; provided, however, that this Purchase Agreement may not be terminated by a party if the failure of the Closing to occur by such date is due to the breach of any provision hereof by such party.

            (b) This Purchase Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing:

                  (i) by the Seller if there has been a material misrepresentation in ARTICLE VI hereof by REI or a material default or breach by REI with respect to REI, due and timely performance of any of REI, covenants and agreements contained in this Purchase Agreement, and such misrepresentation, default, or breach shall not have been cured within ten (10) days after receipt by REI of notice specifying particularly such misrepresentation, default, or breach; or

                  (ii) by the Seller if the Seller accepts an unsolicited proposal from a third party for purchase of the Shares; or

                  (iii) by REI if there has been a material misrepresentation in
            ARTICLE V hereof by the Seller or a material default or breach by the Seller with respect to the Seller's due and timely performance of any of the Seller's covenants and agreements contained in this Purchase Agreement, and such misrepresentation, default or breach shall not have been cured within ten (10) days after receipt by the Seller of notice specifying particularly such misrepresentation, default or breach.

      SECTION 11.02. EFFECT OF TERMINATION. In the event of termination pursuant to SECTION 11.01, this Purchase Agreement shall terminate and have no further effect except for the provisions set forth in SECTIONS 5.07, 6.06 and 13.02 which shall remain in effect for an indefinite period following the termination date and except for liability arising out of a material breach of any representation, warranty, covenant, or agreement contained herein prior to the termination date.


                                  ARTICLE XII.

                                 INDEMNIFICATION

      SECTION 12.01. INDEMNIFICATION BY THE SELLER. Subject to SECTION 12.05, the Seller shall indemnify and hold harmless each of the Purchasers and its shareholders, officers, directors and Affiliates (other than the Company) ("REI Indemnified Persons") from and against any and all damages, losses, obligations, demands, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (each an "Indemnity Loss"), which any such Purchaser may suffer, incur or become subject to as a result of or in connection with (a) any breach of any representation or warranty by the Seller made in this Purchase Agreement or any Transaction Document, or any breach or failure of the Seller to perform or fulfill any covenant, agreement or obligation of the Seller, contained in this Purchase Agreement or any Transaction Document and (b) any and all actions, suits, investigations, proceedings, demands, assessments, audits, and judgments arising out of any of the foregoing other than any suit to enforce the provisions of this Article XII, subject to SECTION 12.07.

      SECTION 12.02. INDEMNIFICATION BY REI. REI shall indemnify and hold harmless the Seller from and against any and all Indemnity Losses which the Seller may suffer, incur or become subject to as a result of or in connection with (a) any breach of any representation or warranty made in this Purchase

Agreement or any Transaction Document, or any breach or failure of REI to perform or fulfill any covenant, agreement or obligation of REI contained in this Purchase Agreement or any Transaction Document and (b) any and all suits, actions, investigations, proceedings, demands, assessments, audits, and judgments arising out of any of the foregoing.

      SECTION 12.03. NOTICE. If an indemnified party (the "Claimant") believes that it has suffered or incurred any Indemnity Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the "Indemnifying Party") promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity (the "Indemnification Notice"). If any action at law, suit in equity, or administrative action is instituted by or against a third party with respect to which the Claimant intends to claim any liability or expense as an Indemnity Loss under this ARTICLE XII, it shall promptly notify the Indemnifying Party in writing of such action or suit describing such loss or expenses, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity (the "Litigation Notice") in lieu of an Indemnification Notice.

      SECTION 12.04. DEFENSE OF CLAIMS. If the Claimant shall notify the Indemnifying Party of any claim or demand pursuant to SECTION 12.01, and if such claim or demand relates to a claim or demand asserted by a third party against the Claimant which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Claimant under SECTION 12.01, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Claimant to defend any such claim or demand asserted against the Claimant for so long as the Indemnifying Party shall continue in good faith to diligently defend against such action or claim. The Claimant shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Claimant in writing, as promptly as possible (but in any case, at least five Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Claimant to the Indemnifying Party under SECTION 12.03 of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Claimant, the Claimant shall not settle or compromise such claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Claimant shall make available to the Indemnifying Party or its agents all records and other material in the Claimant's possession, custody or control reasonably required by it for its use in contesting any third party claim or demand. In the event the Indemnifying Party elects not to defend such claim or action or if the Indemnifying Party elects to defend such claim or action but fails to diligently defend such claim or action in good faith, the Claimant shall have the right to settle or compromise such claim or action without the consent of the Indemnifying Party, except that the Claimant shall not settle or compromise any such claim or demand, unless the Indemnifying Party is given a full and complete release of any and all liability by all relevant parties relating thereto.

      SECTION 12.05. LIMITATIONS ON INDEMNITY. Notwithstanding anything to the contrary contained in this Agreement,

            (a) Seller shall not be required to indemnify and hold harmless any REI Indemnified Party pursuant to SECTION 12.01 unless the REI Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in SECTION 12.08.

            (b) The amounts for which Seller shall be liable under SECTION 12.01 shall be net of (i) any insurance payable to REI Indemnified Parties in connection with the facts giving rise to the right of indemnification and
      (ii) any related Tax benefits received by any of the REI Indemnified Parties.

            (c) REI Indemnified Parties may not make any claim hereunder for punitive damages, except REI Indemnified Parties may make a claim under this Purchase Agreement for punitive damages constituting Indemnity Losses payable by the Company or an REI Indemnified Party for a third party claim to the extent (i) such third party has been awarded specified punitive damages in respect to such claim and (ii) such punitive damages are based on events or conduct of the Company, the Seller or their respective officers, directors, trustees or Affiliates prior to the Closing.

            (d) Except with respect to a breach of the representations and warranties in SECTIONS 5.01, 5.02, 5.03, 5.04, 5.05, 5.07 and 5.08, Seller
      shall not be required to indemnify and hold harmless the REI Indemnified Parties until the aggregate amount of Indemnity Losses exceeds an amount equal to $150,000, after which Seller shall be obligated to indemnify the REI Indemnified Parties for Indemnity Losses in excess of such amount.

            (e) Except with respect to a breach of the representations and warranties in SECTIONS 5.01, 5.02, 5.03, 5.04, 5.05, 5.07 and 5.08, the
      cumulative indemnification obligation of Seller under SECTION 12.01 shall in no event exceed an amount equal to 50% of the Aggregate Purchase Price. With respect to a breach of the representations and warranties in ARTICLE V, the cumulative indemnification obligation of Seller under SECTION 12.01 shall in no event exceed an amount equal to the Aggregate Purchase Price.

      SECTION 12.06. PAYMENT OF LOSSES. The Indemnifying Party shall pay to the Claimant in cash the amount to which the Claimant may become entitled by reason of the provisions of this ARTICLE XII, within 15 Business Days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and Claimant's obligation to pay such amount have been determined by a final, non-appealable judgment of a court or administrative body having jurisdiction over such proceeding.

      SECTION 12.07. COSTS AND ATTORNEYS' FEES. In any legal action or proceeding brought to enforce the indemnity obligations contained in this
ARTICLE XII, the prevailing party shall be entitled to recover its reasonable expenses, charges, court costs and attorneys' fees.

      SECTION 12.08. SURVIVAL. Notwithstanding the foregoing, the Indemnifying Party shall have no liability with respect to any Indemnity Loss, incurred or which may be incurred, notice of which is not received by the Indemnifying Party pursuant to SECTION 12.03 hereof on or before the second anniversary of the

Closing;  PROVIDED,  HOWEVER,  that the  covenants  contained  in  SECTION  7.05 relating to sale of shares and the obligation to indemnify with respect to a breach thereof shall survive for 30 days following expiration of the three-year period set forth therein. Notwithstanding the above, the obligations of an Indemnifying Party with respect to Indemnity Losses arising from a breach of a representation, warranty or covenant (i) contained in ARTICLE V (other than SECTION 5.06) and in ARTICLE VI shall survive indefinitely without regard to the notice requirement set forth in the foregoing sentence and (ii) contained in
SECTION 7.06 shall survive for so long as the Permanent Channeling Injunction (as such term is defined in the Plan) shall remain in effect.

      SECTION 12.09. EXCLUSIVE REMEDY. The sole and exclusive remedy of the REI Indemnified Parties for breach of any representation and warranty made by the Seller or any breach of any covenant or agreement to be performed by the Seller in connection with the transactions contemplated hereby, shall be the remedies expressly provided in this ARTICLE 12 and the Seller shall have no other obligations with respect thereto. The provisions of this SECTION 12.09 shall not prevent the REI Indemnified Parties from bringing an action for fraud.


                                  ARTICLE XIII.

                                  MISCELLANEOUS

      SECTION 13.01. PUBLIC ANNOUNCEMENTS. No party shall make any press release or public announcement concerning the transactions contemplated by this Purchase Agreement prior to the Closing Date, except as required by law or as agreed upon by the Seller and REI.

      SECTION 13.02. EXPENSES. Each party hereto shall be responsible for the fees and expenses of its accountants, attorneys and advisors and any other costs and expenses incurred by it in the negotiations and consummation of the transactions contemplated by this Purchase Agreement.

      SECTION 13.03. NOTICES. All notices, requests, demands, and other communications under this Purchase Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided that telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to a nationally recognized overnight courier service or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and addressed as follows:

      If to Seller, to:

            Keene Creditors Trust
            The Chancery
            Willis Avenue
            Mineola, New York 11501

            Tel. No.  (516) 873-1412
            Fax No.  (516) 873-1092

      With a copy to:

            Ed Kaufmann, Esq.
            Hughes Hubbard & Reed, LLP
            One Battery Place Plaza
            New York, New York  10004

            Tel. No.  (212) 837-6000
            Fax No.  (212) 422-4726

      which copy alone shall not constitute notice for the purposes of this Purchase Agreement.

      If to REI, to:

            Reinhold Enterprises, Inc.
            c/o Hammond Kennedy Whitney & Company, Inc.
            Keystone Crossing, Suite 690
            Indianapolis, Indiana  46240
            Attention:  Glenn Scolnik

            Tel. No.  (317) 574-6900
            Fax. No.  (317) 574-7515

      With a copy to:

            Stephen J. Hackman, Esq.
            Ice Miller Donadio & Ryan
            One American Square, Box 82001
            Indianapolis, Indiana  46282

            Tel. No.  (317) 236-2100
            Fax. No.  (317) 236-2219

      which copy alone shall not constitute notice for the purposes of this Purchase Agreement.

      Any party may change its address for the purpose of this SECTION 13.03 by giving the other parties written notice of its new address in the manner set forth above.

      SECTION 13.04.    HEADINGS.   The   article,    section,   and   paragraph
headings in this Purchase Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Purchase Agreement.

      SECTION 13.05.  CONSTRUCTION.

            (a) As used herein, "knowledge of Seller", and "actual knowledge of Seller" shall mean the actual, collective knowledge of the Trustees, it being acknowledged that the Trustees have no duty to make an independent investigation regarding matters contained in the Company SEC Documents.

            (b) The words "hereof", "herein", "hereto", "hereunder" and "hereinafter" and words of similar import, when used in this Purchase Agreement, shall refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.

            (c) The parties have participated jointly in the negotiation and drafting of this Purchase Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Purchase Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Purchase Agreement.

            (d) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

            (e) The word "including" means "including, without limitation".

      SECTION 13.06. SEVERABILITY. If any provision of this Purchase Agreement is declared by any court or other governmental body to be null, void, or unenforceable, this Purchase Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared and that all of the other provisions of this Purchase Agreement shall remain in full force and effect.

      SECTION  13.07.   ENTIRE  AGREEMENT.   This  Purchase  Agreement  and  the
Transaction Documents (and the exhibits and schedules hereto and thereto) contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements, understandings, representations or warranties, oral or written, with regard to those transactions. All EXHIBITS and SCHEDULES hereto are expressly made a part of this Purchase Agreement as fully as though completely set forth herein.

      SECTION 13.08. AMENDMENTS: WAIVERS. This Purchase Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Purchase Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition or of the breach of any other provision, term, covenant, representation, or warranty of this Purchase Agreement.

      SECTION 13.09. PARTIES IN INTEREST. Nothing in this Purchase Agreement is intended to confer any rights or remedies under or by reason of this Purchase Agreement on any Person other than the Seller, REI and the Qualified Designees and their respective successors and permitted assigns. The Qualified Designees are hereby expressly made third party beneficiaries of this Purchase Agreement.

      SECTION 13.10. SUCCESSORS AND ASSIGNS. No party hereto shall assign or delegate this Purchase Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any attempted assignment or delegation without prior written consent shall be void and of no force or effect; provided, however, that REI may assign its rights and obligations hereunder to one or more Qualified Designees. This Purchase Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

      SECTION 13.11. GOVERNING LAW. This Purchase Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York applicable to contracts made and to be performed in such state.

      SECTION13.12.     COUNTERPARTS.   This   Purchase   Agreement   may   be
executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute the same instrument.

      SECTION 13.13. SUBSEQUENT DOCUMENTATION. At any time and from time to time after the Closing Date, the Seller shall, upon the request of REI, and REI shall, upon the request of the Seller, promptly execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required to evidence or effectuate the issuance, sale, and delivery hereunder of the Shares.

      SECTION 13.14. SPECIFIC PERFORMANCE. Each of the parties agrees that damages for a breach of or default under this Purchase Agreement would be inadequate and that in addition to all other remedies available at law or in equity the parties and their successors and assigns shall be entitled to specific performance or injunctive relief, or both, in the event of a breach or a threatened breach of this Purchase Agreement.

      SECTION 13.15. NONRECOURSE PROVISIONS. Except in the case of fraud or other willful misconduct by any Trust Person,

            (a) Purchasers agree that, notwithstanding anything to the contrary in this Purchase Agreement or any other Transaction Document or under any applicable rule of law or equity, (i) the sole recourse of Purchasers under the Transaction Documents or otherwise with respect to the matters contemplated hereby or thereby shall be limited to the Seller and its assets and (ii) the Seller's obligations and liabilities under all Transaction Documents and otherwise in connection with the transactions contemplated therein shall be Nonrecourse to the Trustees and the beneficiaries, employees, advisors and agents of the Seller (collectively, "Trust Persons").

            (b) "Nonrecourse" shall mean that the obligations and liabilities are limited in recourse solely to the Seller and the assets of the Seller (which shall not include any receivables due from or other rights against Trust Persons), and no Trust Person shall be directly or indirectly personally liable in any respect for any obligations or liability of the Seller under any Transaction Document or any transaction contemplated herein or therein.

            (c) Purchasers hereby covenant for themselves and their successors and assigns that they and their successors and assigns will not make any claim, or bring, commence, prosecute or maintain any action, either at law or equity, in any federal, state or local court of the United States or in any foreign court, against any Trust Person in respect of (i) the payment of any amount or the performance of any obligation under any Transaction Document, (ii) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort (including, without limitation, for active and passive negligence and negligent misrepresentation), equity (including, without limitation, for indemnification and contribution) or contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or with the transactions contemplated herein or therein) or (iii) otherwise in respect of the transactions contemplated hereby; provided that this SECTION 13.15 shall not limit Purchasers from naming a Trust Person in any action against the Seller, solely for the purposes of enforcing the Seller's obligations under the Purchase Agreement or satisfying any liability of Seller referred to in clauses (i) and (ii) of this SECTION 13.15(C).

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

      IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their duly authorized representatives, this Purchase Agreement as of the date first above written.

                                          "PURCHASER"

                                          REINHOLD ENTERPRISES, INC.

                                          By:___________________________________

                                          Its:__________________________________



                                          "SELLER"

                                          KEENE CREDITORS TRUST


                                          By:___________________________________
                                             Richard A. Lippe, Trustee


                                          By:___________________________________
                                             Archie R. Dykes, Trustee


                                          By:___________________________________
                                             John J. Robbins, Trustee